Exhibit 99.1

EXCERPTS OF THE PROSPECTUS OF

RUBICON TECHNOLOGY, INC.

filed with the Securities and Exchange Commission

on May 7, 2008

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our directors and executive officers including their names, ages and positions as of April 22, 2008:

Name	Age	Position
Don N Aquilano(1)(3)	41	Chairman of the Board
Raja M Parvez	50	President, Chief Executive Officer and Director
William F Weissman	49	Chief Financial Officer, Treasurer and Secretary
Happy (Hap) R Hewes	43	Senior Vice President—Sales and Marketing and Assistant Secretary
Donald R Caldwell(2)(3)	61	Director
Gordon Hunter(1)(3)	56	Director
Michael E Mikolajczyk(1)(2)	56	Director
Raymond J Spencer(2)	57	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.

Don N Aquilano has served as a member of our board of directors since May 2002 and as the chairman of our board of directors and a member of the audit committee since May 2005. He joined our nominating and governance committee in August 2007. Since 2000, Mr. Aquilano has served as managing director and president of Gazelle TechVentures, a venture capital fund. Mr. Aquilano holds a BS from the University of Arizona and an MBA from Harvard Business School.

Raja M Parvez has served as our president and chief executive officer since January 2006 and as a member of our board of directors since August 2006. Prior to joining us, Mr. Parvez served as chief operating officer, chief manufacturing officer and vice president at CyOptics, Inc., a designer, developer and marketer of indium phosphide optical chips and components for access, metro and long-haul communications systems from July 2001 through December 2005. From July 2000 to July 2001, Mr. Parvez was president and vice president of manufacturing at Optigain, Inc. a subsidiary of FiTel Technologies, a designer and manufacturer of amplifiers for communications systems. From 1984 to 2000, he was at Lucent Technologies, where he served as distinguished and consulting member of the technical staff. His focus was on operational excellence for Lucent-Optoelectronics products, including indium phosphide and lithium niobate components. Mr. Parvez holds a BS in mechanical engineering from the University of Peshawar, an MS in industrial engineering and an MS in management, each from Polytechnic University in New York.

William F Weissman joined us in July 2007 as our chief financial officer, treasurer and secretary. From 1995 to 2007, Mr. Weissman served in various capacities at Kanbay International, Inc., an information technology services firm, including chief financial officer, vice president, executive vice president and secretary. Additionally, Mr. Weissman served as a manager of Kanbay LLC, Kanbay International, Inc.’s immediate predecessor company, from December 1997 to August 2000. Mr. Weissman is a certified public accountant and holds a BA in business administration from Seton Hall University.

Hap R Hewes has served as our senior vice president—sales and marketing since January 2006. He has served as assistant secretary since August 2007. Mr. Hewes also served as a vice president with

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responsibilities in operations, supply chain and new business development from March 2004 to January 2006. Prior to joining us, Mr. Hewes served in various business management and product development roles from 1997 to 2004 in the photonics group of Saint-Gobain Crystals Division USA, and with Saphikon, Inc., a producer of sapphire products. Mr. Hewes holds a BS in biology from Cornell University and an MBA from the University of Michigan Business School.

Donald R Caldwell joined us in February 2001 as a member of our board of directors and has served on the compensation committee since June 2002. He joined our audit committee in August 2007. In March 1999, Mr. Caldwell founded Cross Atlantic Capital Partners, Inc., a venture capital fund manager, and he presently serves as its chairman and chief executive officer. Prior to founding Cross Atlantic Capital Partners, Mr. Caldwell was president and chief operating officer and a director of Safeguard Scientifics, Inc., a holding company which provides management resources and capital, from 1996 to 1999. In addition, since June 1994, Mr. Caldwell has served as a director of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, and he also serves as a director and a member of the compensation committees of Quaker Chemical Corporation, a provider of process chemicals and chemical specialties, and Voxware, Inc., a supplier of voice driven solutions. Mr. Caldwell is a CPA in the State of New York and holds a BS in accounting from Babson College and an MBA from the Harvard Business School.

Gordon Hunter joined us in August 2007 as a member of our board of directors, the compensation committee and the nominating and governance committee. Since June 2002, Mr. Hunter has served as a director and, since January 2005, he has served as the chairman of the board, president and chief executive officer of Littelfuse, Inc., an international supplier of fuses and other circuit protection products for the electronics industry. Mr. Hunter served as the chief operating officer of Littelfuse from November 2003 through December 2004. Prior to joining Littelfuse, Mr. Hunter was vice president, Intel Communications Group, and general manager, Optical Products Group for Intel Corporation. Mr. Hunter was responsible for managing Intel’s access and optical communications business segments within the Intel Communications Group after joining Intel in February 2002. Mr. Hunter currently serves on the Council of Advisors of Shure Incorporated. Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

Michael E Mikolajczyk served as a member of our board from June 2001 until May 2002 and rejoined our board of directors in March 2004. Additionally, Mr. Mikolajczyk has served as a member of our audit committee and compensation committee since March 2004. Since September 2003, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private equity firm. From 2001 through 2003, Mr. Mikolajczyk worked as an independent consultant providing business and financial advisory services to early stage and mid-cap companies. Mr. Mikolajczyk also served as vice chairman of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, from 2000 to 2001, president from 1998 to 2000 and chief financial officer from 1994 to 1998. Mr. Mikolajczyk served as chief financial officer of Technology Solutions Company, a business solutions provider, from 1992 to 1994. Mr. Mikolajczyk currently serves as a director of Diamond Management & Technology Consultants, Inc. Mr. Mikolajczyk is a CPA in the State of Michigan and holds a BS in business from Wayne State University and an MBA from Harvard Business School.

Raymond J Spencer joined us in January 2008 as a member of our board of directors and the compensation committee. Since February 2007, Mr. Spencer has served as chief executive officer of the Financial Services Strategic Business Unit of Cap Gemini SA, a provider of consulting, technology and outsourcing services. From February 1989 to February 2007, Mr. Spencer served as chairman and chief

Management

executive officer of Kanbay International, Inc., an information technology services firm. From 1970 to 1989, Mr. Spencer was employed by the Institute of Cultural Affairs (ICA), a not-for-profit development organization. At ICA, Mr. Spencer was the country head for India from 1970 to 1976 and was later involved in worldwide fundraising, government relations and investment operations. Mr. Spencer attended the Adelaide University School of Law.

Our executive officers are appointed by our board of directors to serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.rubicon-es2.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

BOARD OF DIRECTORS

We currently have six directors. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. Our board of directors is divided into three classes of directors, each serving staggered three-year terms as follows:

➢	Class I consists of Mr. Parvez and Mr. Spencer, whose terms will expire at the annual meeting of stockholders to be held in 2008;

➢	Class II consists of Mr. Hunter and Mr. Mikolajczyk, whose terms will expire at the annual meeting of stockholders to be held in 2009; and

➢	Class III consists of Mr. Caldwell and Mr. Aquilano, whose terms will expire at the annual meeting of stockholders held in 2010.

Upon expiration of the term of a class of directors, directors for that class will be eligible to be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from the board of directors until the incumbent director’s term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Accordingly, our classified board could have the effect of delaying or preventing changes in control of our company.

Director independence

Our board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Aquilano, Caldwell, Hunter, Mikolajczyk and Spencer, representing five of our six directors,

Management

are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of our board of directors as required by the rules of the NASDAQ Global Market.

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below.

Audit committee

Don N Aquilano, Gordon Hunter and Michael E Mikolajczyk, each of whom is a non-employee member of our board of directors, serve on our audit committee. Mr. Mikolajczyk is the chairman of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for financial sophistication and that Messrs. Hunter and Mikolajczyk meet the audit committee requirements for independence under the current requirements of the NASDAQ Global Market and the SEC rules and regulations. The rules of the NASDAQ Global Market permit a company that has recently listed on the NASDAQ Global Market in connection with its initial public offering to have a minority of the members of its audit committee not comply with the independence requirements on the date of listing, provided that all of the members satisfy the requirements within one year after listing. Our board of directors has determined that Mr. Aquilano will also meet the independence requirements following this offering because the investment funds with which he is affiliated will own less than 10% of our outstanding stock. Our board of directors has also determined that Mr. Mikolajczyk is an “audit committee financial expert” as defined in the SEC rules. The audit committee’s responsibilities include, but are not limited to:

➢	selecting and hiring our independent auditors, and approving the audit and permitted non-audit services to be performed by our independent auditors;

➢	evaluating the qualifications, experience, performance and independence of our independent auditors;

➢	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

➢	reviewing the adequacy, effectiveness and integrity of our internal control policies and procedures;

➢	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

➢	preparing the audit committee report required by the SEC in our annual proxy statement.

Compensation committee

Donald R Caldwell, Michael E Mikolajczyk and Raymond J Spencer, each of whom is a non-employee member of our board of directors, serve on the compensation committee. Mr. Caldwell is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. The compensation committee’s responsibilities include, but are not limited to:

➢	reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries and annual bonuses;

➢	evaluating and recommending to the board incentive compensation plans;

➢	overseeing an evaluation of the performance of our executive officers;

➢	administering, reviewing and making recommendations with respect to our equity compensation plans;

Management

➢	reviewing and making recommendations to the board of directors with respect to director compensation; and

➢	preparing the compensation committee report required by the SEC in our annual proxy statement.

Nominating and governance committee

Don N Aquilano, Gordon Hunter and Donald R Caldwell, each of whom is a non-employee member of our board of directors, serve on the nominating and governance committee. Mr. Hunter is the chairman of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. The nominating and governance committee’s responsibilities include, but are not be limited to:

➢	developing and recommending to the board criteria for board and committee membership;

➢	assisting our board in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of stockholders;

➢	recommending members for each board committee to our board of directors;

➢	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors; and

➢	overseeing the evaluation of the board of directors.

DIRECTOR COMPENSATION

Prior to our initial public offering in November 2007, most of our directors did not receive any compensation for their services as members of our board of directors or any committee of our board of directors because they were representatives of principal stockholders of our company and, as a privately-held company, we believed such compensation to be unnecessary. However, we paid Mr. Aquilano $50,000 in June 2007 and $50,000 in August 2007 for his past service as the chairman of our board of directors. We awarded to Messrs. Hunter and Mikolajczyk participation rights in our Management Incentive Bonus Plan (the “MIB Plan”), which terminated upon completion of our initial public offering, that provided for the payment of bonuses in the event that we were sold. We also awarded to Messrs. Hunter and Mikolajczyk, in June 2007, options to purchase 9,903 and 23,653 shares, respectively, of our common stock. The awards to Mr. Mikolajczyk were made in recognition of his past service as a member of our board of directors and audit and compensation committees. The awards to Mr. Hunter were made in recognition of his past service as a board advisor. Neither Mr. Hunter nor Mr. Mikolajczyk is affiliated with any of our principal stockholders.

Upon the completion of our initial public offering in November 2007, our board of directors adopted a new compensation policy applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive an annual fee of $50,000, plus $5,000 per year for service on the audit committee, $2,500 per year for service on the compensation committee and $1,000 per year for service on the nominating and governance committee. The chairmen of the audit, compensation and nominating and governance committees will receive, per year, $10,000, $5,000 and $3,000, respectively, in each case in lieu of committee service compensation. No additional payment will be made for meeting attendance. All fees will be paid in quarterly installments and will be payable 50% in cash and 50% in restricted stock. In addition, each of our non-employee directors who is not a representative of a principal stockholder of our company received a one-time grant of restricted stock

Management

upon the later of the closing of our initial public offering and his appointment to the board of directors. Each restricted stock award was valued at $100,000, based on the market price of our common stock at the time, and vest ratably on each of the first three anniversaries of the date of grant. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or conducting company business.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the aggregate compensation we paid to the members of our board of directors for the year ended December 31, 2007:

Name	Fees earned or paid in cash	Stock awards(1)		Option awards(1)		Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Don N Aquilano	$—	$—		$—		$—	$—	$—	$—
Raja M Parvez	—	—		—		—	—	—	—
Brian Adamsky(2)	—	—		—		—	—	—	—
Donald R Caldwell	—	—		—		—	—	—	—
Byron Denenberg(2)	—	—		—		—	—	—	—
Gordon Hunter	—	99,988	(3)	12,756	(4)	—	—	—	112,744
Michael E Mikolajczyk	—	99,988	(3)	28,230	(5)	—	—	—	128,218
Raymond J Spencer	—	—		—		—	—	—	—

(1)	Amounts represent stock-based compensation recognized in 2007 on all outstanding stock option awards in accordance with SFAS 123R as discussed in Note 8 to our financial statements for the year ended December 31, 2007, included elsewhere in this prospectus.
(2)	Messrs. Adamsky and Denenberg resigned from our board of directors effective August 29, 2007.
(3)	On November 21, 2007, we awarded 7,142 shares of restricted stock valued at $14.00 per share on such date to each of Messrs. Hunter and Mikolajczyk which vest ratably over three years beginning on November 15, 2008.
(4)	In June 2007, we awarded Mr. Hunter an option to purchase 9,903 shares of common stock at an exercise price of $8.45 per share, with a one-year vesting period.
(5)	In June 2007, we awarded Mr. Mikolajczyk an option to purchase 23,653 shares of common stock at an exercise price of $8.45 per share, with a one-year vesting period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or previously served as one of our officers or employees. None of our named executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Two members of our compensation committee, Messrs. Aquilano and Caldwell, are affiliated with entities that have purchased shares in one or more of our private placements of securities. See “Certain relationships and related party transactions.”

Executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

We believe that the compensation of our executive officers should facilitate the achievement of short-term corporate goals as well as the performance of long-term business objectives. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance. Our compensation committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

Objectives of our executive compensation programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

➢	attract and retain talented and experienced executives in our industry;

➢	motivate and reward executives whose knowledge, skills and performance are critical to our success;

➢	align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

➢	motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentive compensation to provide a total compensation structure that is designed to encourage our executives to achieve these objectives.

Determining executive compensation

The compensation committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. Our compensation committee was appointed by our board of directors and consists entirely of directors who are “outside directors”, for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The compensation committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the committee. The compensation committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Historically, our chief executive officer makes recommendations to the compensation committee regarding the salaries, bonus arrangements and option grants, if any, for key employees, including all

Executive compensation

executive officers. In setting compensation for key employees in 2007, the compensation committee made certain revisions to the chief executive officer’s recommendations. Following the completion of the offering, our chief executive officer will continue making such recommendations for all key employees other than himself. For executive officers whose bonus awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the compensation committee. Based on the foregoing, the compensation committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2007 based on a number of factors, including, but not limited to:

➢	the roles and responsibilities of our executives;

➢	the individual experience and skills of our executives;

➢	the amounts of compensation being paid to our other executives;

➢	our executives’ historical compensation at our company; and

➢	our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, our compensation committee has obtained guidance on appropriate executive compensation practices from executive search firms in the course of recruiting executives for Rubicon. In addition, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry.

In 2007, the compensation committee engaged the consulting firm of Hewitt Associates, LLC to assist us in analyzing our current compensation structure and making suggestions for our future compensation structure. In the course of its work, the firm provided the compensation committee with data on average compensation for selected officer positions at the following 12 companies: Advanced Analogic Tech., ATMI, Inc., Cascade Microtech, Inc., Color Kinetics Inc., Cree, Inc., Hittite Microwave Corp., IPG Photoics Corp., Microtune, Inc., Nextest Systems Corp., Supertex, Inc., Techwell, Inc. and Volterra Semiconductor Corp. We considered these companies to be comparable for these purposes because they are in the high-technology field and had annual revenues within a certain range of our own. Many of the compensation decisions for 2007 were made prior to the committee’s receipt of this report and others, such as certain of the discretionary bonuses, were based on management’s efforts in connection with the initial public offering and were thus not comparable to regular annual compensation of the peer group. Nonetheless, the compensation committee did consider this data along with the other factors described above in negotiating the compensation terms of Mr. Weissman’s employment. Mr. Weissman’s total compensation as chief financial officer, including discretionary bonuses relating to his efforts in connection with our initial public offering and for our exceeding the incentive bonus performance targets, was comparable to the median total compensation of the peer group.

Elements of our executive compensation programs

Our executive compensation primarily consists of base salary, cash incentive and discretionary bonuses, equity-based incentives and benefit programs. We believe it is important that the interests of our executives are aligned with those of our stockholders; therefore, equity incentive compensation constitutes a significant portion of our total executive compensation.

Executive compensation

We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Annual cash compensation

Base salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and is at a sufficient level to attract and retain top talent. Salaries are adjusted to reflect individual roles and performance and may be increased at other times if a change in the scope of the officer’s responsibilities justifies such consideration or in order to maintain salary equity among executive officers. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can serve as an effective reward for the executives’ overall performance.

Our executives’ base salaries reflect the initial base salaries that we negotiated with each of them at the time of his or her initial employment and our subsequent adjustments to these amounts. Beginning in 2008, we began to formally evaluate executive performance on an annual basis, and these evaluations are now one of the factors considered in making adjustments to base salaries. The base salaries for most of our executive officers, including our chief executive officer, increased four percent in 2007, which was the average increase in salary for all of our employees in 2007. The size of the increase reflects the committee’s perception as to the general increase in wages in our industry during the past year. A modest additional increase in base salary was made mid-year for Ms. Graffy in light of her assumption of additional responsibilities.

Cash incentive bonuses

The primary objectives of our incentive bonus plan are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Under the plan, each executive is entitled to receive a bonus based on our attainment of corporate performance targets set by the compensation committee. These targets are typically set in the first four months of the year. For 2007, these targets were based on gross revenues and EBITDA which the compensation committee believed were the most appropriate criteria for a company at our stage of development. The targets under our incentive bonus plan are based on internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan. These targets are set at levels that we believe can be achieved if our executive officers perform at a high level and if the assumptions underlying our annual operating plan prove correct. Incentive bonuses are set at a percentage of salary, which, in 2007, ranged from 15% to 35% for our named executive officers. The higher percentages are set for the executives with the greater levels of responsibility, thus furthering the compensation committee’s objective to have a greater percentage of compensation at risk as an executive’s level of responsibility increases. Each of our named executive officers received his or her incentive bonus for 2007 because we exceeded the performance targets under that plan.

The compensation committee may also, in its discretion, award bonuses to executives based upon such other terms and conditions as the compensation committee may determine. For 2007, the compensation

Executive compensation

committee awarded additional bonuses to the executive officers in recognition of their roles in exceeding our EBITDA target under the incentive bonus plan for 2007. These discretionary bonuses were determined in the aggregate as a percentage of our 2007 EBITDA in excess of the target under the incentive bonus plan and were allocated among our executive officers taking into consideration the compensation committee’s evaluation of the contributions made by each member of the management team. A significant portion of the discretionary bonus was allocated to our chief executive officer in recognition of his role in our improved financial performance during 2007 and in the recruiting and hiring of additional key personnel. While these bonuses are discretionary, the compensation committee contemplates that it may regularly make such awards in years in which our performance significantly exceeds target. We also granted an additional discretionary bonus in 2007 to each of our executive officers in recognition of his or her extraordinary efforts in connection with our initial public offering and a discretionary bonus of $250,000 to our chief executive officer in recognition of the extremely positive results of his efforts on behalf of our company.

Equity incentive compensation

We grant equity incentive awards in the form of stock options to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. These awards represent a significant portion of total executive compensation. In most cases, stock options vest at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant, thus providing added incentive for the executive to continue his or her employment with us. In 2007, we granted options to purchase a total of 769,125 shares of common stock, of which options to purchase a total of 508,038 shares were granted to our named executive officers, representing 66% of all options granted in 2007.

In 2007, the board of directors approved grants of options to purchase an aggregate of 269,230 shares of our common stock to Mr. Parvez. The compensation committee chose to have one-half of these awards vest immediately or concurrently upon the closing of our initial public offering in recognition of Mr. Parvez’s extraordinary efforts over the past 18 months and our financial performance during that period. The remaining half of these option shares will vest ratably on each of the first four anniversaries of the dates of grant. The compensation committee set the size of the grants to Mr. Parvez based on its determination that the aggregate amount of all of Mr. Parvez’s equity holdings should represent approximately 5% of our total equity on a fully diluted basis, but before giving effect to the issuance of shares in the initial public offering. The compensation committee considers this targeted level of equity interest to be consistent with the level of ownership typically held by a company’s founder immediately prior to its initial public offering. The compensation committee considers Mr. Parvez to be the equivalent of a company founder. Our new chief financial officer received two option awards in 2007. The first, covering 15,384 shares, was made in consideration of Mr. Weissman’s consulting services as our interim chief financial officer prior to his employment on July 31, 2007 as our permanent chief financial officer. The second grant, covering 190,348 shares, was made pursuant to the terms of Mr. Weissman’s employment agreement with us. The size of the second grant was a negotiated term of the agreement and reflects the compensation committee’s determination, based on the committee members’ experience with their firms’ other portfolio companies, that an appropriate award for a chief financial officer with Mr. Weissman’s experience should represent approximately 1.2% of our total equity on a fully-diluted basis but before giving effect to the issuance of shares in our initial public offering. Several additional grants of stock options were made to Ms. Graffy in consideration of her increased responsibilities now that we are a public company. The number and value of stock options granted to each executive is set forth in the “2007 Grants of plan-based awards” table.

Executive compensation

Historically, the board has granted stock options at various times during the year based on recommendations from the compensation committee. However, the board recently adopted a policy generally to grant stock options to executives once per year. As such, in the future, such grants normally will be made at a meeting of the board of directors held within a prescribed period following our release of year-end financial results. This period runs from the fourth until the 12th business day following the release. Otherwise, we do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information. With respect to newly hired executives, our practice is typically to make stock option grants at the first meeting of the board of directors following such executive’s hire date.

The exercise price of each stock option granted under our stock incentive plans is based on the fair market value of our common stock on the grant date. Prior to our initial public offering, the fair market value of our common stock for purposes of determining the exercise price of stock options was determined by our board of directors based on a number of factors applicable to common stock of privately-held companies including:

➢	our stock option grants involved illiquid securities in a private company;

➢	prices of our preferred stock issued to investors in arms-length transactions, and the rights, preferences and privileges of our preferred stock relative to those of our common stock;

➢	our results of operations and financial status;

➢	our stage of development and business strategy;

➢	the composition of and changes to our management team; and

➢

the likelihood of achieving a liquidity event for the shares of our common stock, such as an initial public offering of our common stock or our sale to a third party, given prevailing market conditions.

In connection with and shortly prior to our initial public offering, our board of directors and stockholders adopted the 2007 Stock Incentive Plan, or 2007 Plan. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares. The 2007 Plan replaced our 2001 Equity Plan effective upon the consummation of our initial public offering. For a further description, please see “—Employee benefit plans—2007 Stock Incentive Plan” below.

Management incentive bonus plan

We previously had a Management Incentive Bonus Plan (the “MIB Plan”), which was terminated upon completion of our initial public offering, that provided for the payment of bonuses to certain of our employees, including each of our named executive officers, in the event that we were sold. The purpose of the MIB Plan was to provide those employees with an opportunity to participate financially in the proceeds of such a transaction that was in our and our stockholders’ best interests, but which may otherwise have created personal uncertainties for them. Pursuant to the MIB Plan, upon the closing of a sale transaction of Rubicon, each participant in the MIB Plan would have received a bonus in an amount equal to the sales proceeds multiplied by a specified percentage for that participant. Each participant’s specified percentage was approved by resolution of the board of directors at the time that employee was designated a participant under the MIB Plan and was subject to increase by the board of directors from time to time. These bonuses would have been paid in cash or, at our option, in the same form of consideration as payable in the sale transaction.

Executive compensation

Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. The compensation committee, in its discretion, may revise the executive officers’ benefits if it deems it advisable.

Severance and change in control arrangements

Our named executive officers have employment and/or other agreements that provide various benefits triggered by such employment-related actions as termination without cause, resignation with good reason and/or termination without cause following a change in control. Such benefits may include salary continuation, guaranteed bonuses, lump sum severance and/or the acceleration of stock option vesting. See “—Employment and severance arrangements” below for a description of the severance and change in control arrangements for our named executive officers. In addition, each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event that we undergo a change in control, as defined in such plans. See “—Employee benefit plans” below for a description of the change in control provisions contained in our equity incentive plans.

In setting the terms of and determining whether to approve these severance and change in control arrangements, our compensation committee or board of directors, as applicable, recognized that executives often face challenges securing new employment following a termination of their existing employment and that distractions created by uncertain job security may have a detrimental impact on their performance. With the exception of the acceleration of stock option vesting, none of these benefits are triggered by a change in control unless the named executive officer’s employment is terminated without cause following such change in control. The acceleration of stock option vesting upon a change in control occurs only if the option is not assumed, or an equivalent right substituted, by the successor corporation. We believe the acceleration of option vesting under such circumstances is appropriate to preserve the benefit intended to be provided to the executive while avoiding the acceleration of benefits where the executive is enjoying a continuation of the same or comparable benefit following the change in control.

Effect of accounting and tax treatment on compensation decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. In this regard, we may begin utilizing restricted stock and/or restricted stock units as additional forms of equity compensation incentives in response to changes in the accounting treatment of equity awards under SFAS 123R. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In addition, stock options granted under our 2001 Equity Plan as well as equity and cash awards granted under our 2007 Stock Incentive Plan are exempt from Section 162(m) of the Code pursuant to an exemption available for plans adopted prior to the time a company becomes a public company. This exemption for a pre-IPO compensation plan will no longer be available to us after the date of our 2011 annual meeting, or if we materially modify the plan. Subsequent to the expiration of this pre-IPO exemption, we intend to assess the impact of Section 162(m) on our compensation practices and determine whether to qualify equity and cash awards as performance-based compensation.

Executive compensation

SUMMARY COMPENSATION TABLE

The table below sets forth, for the 2007 and 2006 calendar years, the compensation earned by our president and chief executive officer, our chief financial officer, and our only other executive officer serving during 2007 and 2006. Such persons are referred to herein as our “named executive officers.”

Name and principal position	Year	Salary	Bonus	Option awards(1)	All other compensation		Total
Raja M Parvez President and Chief Executive Officer	2007 2006	$286,000 275,000	$740,000 165,000	$588,536 53,876	$53,282 60,767	(2) (2)	$1,667,818 554,643

William F Weissman Chief Financial Officer(3)	2007	84,615	91,096	71,170	—		246,881

Mardel A Graffy(4)	2007 2006	125,344 118,491	53,524 21,774	4,753 35	— —		183,621 140,300

Hap R Hewes Senior Vice President Sales & Marketing	2007 2006	187,200 180,000	87,440 46,000	7,286 2,764	— —		281,926 228,764

(1)	Amounts represent stock-based compensation recognized in 2007 on all outstanding stock option awards in accordance with SFAS 123R as discussed in Note 8 to our financial statements for the year ended December 31, 2007, included elsewhere in this prospectus.
(2)	Reflects the reimbursement of commuting expenses prior to Mr. Parvez’s pending relocation from Pennsylvania to Illinois.
(3)	Mr. Weissman became our chief financial officer in July 2007.
(4)	Until July 30, 2007, Ms. Graffy acted as our principal financial officer, although not formally an executive officer.

2007 GRANTS OF PLAN-BASED AWARDS

The following table lists grants of plan-based awards made to our named executive officers in 2007 and related fair value compensation for 2007:

Name	Grant date	Date grant approved by board	Estimated future payouts under Non-equity incentive plan awards		All other option awards: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(1)
			Target($)
Raja M Parvez	June 18, 2007	June 18, 2007	—		161,538	$8.45	$330,528
	November 21, 2007	June 18, 2007	—		107,692	14.00	766,408
	—	—	100,000	(2)	—	—	—
William F Weissman	June 18, 2007	June 18, 2007	—		15,384	8.45	31,479
	August 29, 2007	August 29, 2007	—		190,348	8.45	381,037
	—	—	21,096	(2)	—	—	—
Mardel A Graffy	June 18, 2007	June 18, 2007	—		3,846	8.45	7,870
	August 29, 2007	August 29, 2007	—		7,692	8.45	15,398
	December 3, 2007	December 3, 2007	—		10,000	18.50	93,019
	—	—	18,524	(2)	—	—	—
Hap R Hewes	June 18, 2007	June 18, 2007	—		11,538	8.45	23,609
	—	—	37,440	(2)	—	—	—

(1)	Amounts represent total fair value of the stock option awards under SFAS 123R as discussed in Note 8 to our financial statements for the year ended December 31, 2007, included elsewhere in this prospectus.
(2)	Bonus awards were earned and paid at the target level for 2007 and are included in the “Bonus” column of the Summary compensation table.

Executive compensation

Discussion of summary compensation and grants of plan-based awards tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary compensation table” and the “2007 Grants of plan-based awards” table was paid or awarded, are described above under “—Compensation discussion and analysis.” See also “—Employment and severance arrangements.” For 2007, our executives received bonuses under the incentive bonus plan as well as discretionary bonuses, all of which are included in the “Bonus” column of the “Summary compensation table.” The incentive bonuses are also shown in the “Target” column of the “2007 Grants of plan-based awards” table. Discretionary bonuses for the named executive officer were made in recognition of our exceeding the performance targets under the 2007 incentive bonus plan, as follows: Mr. Parvez—$250,000; Mr. Weissman—$20,000; Ms. Graffy—$6,000; and Mr. Hewes—$20,000. Additional discretionary bonuses were made to our named executive officers in recognition of their extraordinary efforts in connection with our initial public offering, as follows: Mr. Parvez—$140,000; Mr. Weissman—$50,000; Ms. Graffy—$29,000 and Mr. Hewes—$30,000. A discretionary bonus of $250,000 was also awarded to our chief executive officer, Mr. Parvez, in recognition of the extremely positive results of his efforts on behalf of Rubicon.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information regarding grants of plan based option awards held by our named executive officers as of December 31, 2007:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Option exercise price ($/Sh)	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested	Equity plan awards: number of unearned shares or other rights that have not vested	Equity plan awards: market or payout value of unearned shares or other rights that have not vested
Raja M Parvez	471,021	(1)	—		$0.91	July 1, 2016	—	—	—	—
	80,769	(2)	80,769	(2)	8.45	June 18, 2017	—	—	—	—
	53,846	(3)	53,846	(3)	14.00	November 21, 2017	—	—	—	—

William F Weissman	15,384	(4)	—		8.45	June 18, 2017	—	—	—	—
	—		190,348	(5)	8.45	August 29, 2017	—	—	—	—

Mardel A Graffy	2,884	(5)	2,884	(5)	4.94	January 31, 2015	—	—	—	—
	481	(5)	1,442	(5)	0.78	July 1, 2016	—	—	—	—
	—		3,846	(5)	8.45	June 18, 2017	—	—	—	—
	—		7,692	(5)	8.45	August 29, 2017	—	—	—	—
	—		10,000	(5)	18.50	December 3, 2017	—	—	—	—

Hap R Hewes	10,962	(5)	3,653	(5)	4.94	March 29, 2014	—	—	—	—
	13,269	(5)	4,423	(5)	4.94	December 31, 2014	—	—	—	—
	28,846	(5)	86,538	(5)	0.78	July 1, 2016	—	—	—	—
	—		11,538	(5)	8.45	June 18, 2017	—	—	—	—

(1)	These options were immediately vested upon grant. Includes options covering 200,000 shares held by The Parvez Family 2007 Irrevocable Trust, dated September 26, 2007 for the benefit of Mr. Parvez’s children. Mr. Parvez disclaims beneficial ownership of the options held by such trust.

(footnotes continued on following page)

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(2)	One-half of the options were immediately vested upon grant. The remaining options vest at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant.
(3)	One-half of the options vested on November 21, 2007, the consummation of our initial public offering. The remaining options vest at the rate of 25% of the option shares on each of the first four anniversaries of the initial public offering.
(4)	These options were immediately vested on November 21, 2007, the consummation of the initial public offering
(5)	These options vest at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options or had any restricted stock vest in 2007.

PENSION BENEFITS

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Raja M Parvez

We entered into an employment agreement with Raja Parvez, our president and chief executive officer, dated November 17, 2005, as amended July 25, 2007.

Term.    The term of the agreement commenced on January 2, 2006 and expires on January 2, 2009 subject to automatic one-year extensions unless either party provides the other with written notice of non-renewal at least 60 days prior to the end of the then-current term.

Compensation.    Under the terms of his agreement, Mr. Parvez is entitled to an annual base salary of $275,000, subject to annual review and adjustment, and an annual discretionary bonus of up to $75,000 based upon the achievement of business objectives. Mr. Parvez’ actual salary and bonuses for 2007 are shown in the “Summary compensation table.” Mr. Parvez was also granted a participation right in the MIB Plan. The MIB Plan terminated upon completion of the initial public offering. We have also agreed to reimburse Mr. Parvez for reasonable commuting expenses (including travel and lodging costs and meal expenses) associated with his maintaining a presence in Illinois prior to his relocation from Pennsylvania.

Severance.    In the event that Mr. Parvez’s employment is terminated by us without “cause” or if he resigns for “good reason,” he will receive a lump sum severance payment equal to his annual base salary in effect at that time and health and welfare benefits for a period of 12 months or six months, respectively, after his termination date. For purposes of the agreement, (i) “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than a failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 30 days; and (ii) “good reason” is defined as a reduction in base salary or a diminution in benefits;

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substantial diminution in Mr. Parvez’s duties, responsibilities or title, if uncured 30 days after written notice of the diminution was delivered to us by Mr. Parvez; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive Covenants.    The agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Parvez. These restrictions survive for a period of 12 months after Mr. Parvez’s resignation or termination; and, in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

William F Weissman

We entered into an employment agreement with Mr. Weissman, our chief financial officer, effective as of July 30, 2007. The key terms of the agreement are summarized below.

Term.    The term of the agreement commenced on July 30, 2007 and expires on June 30, 2008, subject to automatic one-year extensions unless either party provides the other with written notice of non-renewal at least 60 days prior to the end of the then-current term.

Compensation.    Under the terms of his agreement, Mr. Weissman was entitled to a 2007 annual base salary of $200,000 and an annual discretionary bonus targeted at 25% of his annual base salary. In addition, Mr. Weissman was granted in 2007 an option to purchase 190,348 shares of our common stock at an exercise price of $8.45 per share. The option vests at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant. Mr. Weissman was also granted a participation right in the MIB Plan. The MIB Plan terminated upon completion of the initial public offering. Prior to his employment as our chief financial officer, Mr. Weissman was granted an option to purchase 15,384 shares of our common stock at an exercise price of $8.45 per share in recognition of his services as our interim chief financial officer. This option vested in full upon the closing of our initial public offering.

Severance terms.    In the event that Mr. Weissman’s employment agreement is terminated by us without “cause” or if he resigns for “good reason”, he will receive a continuation of his annual base salary for six months thereafter and his options will become fully vested provided that Mr. Weissman delivers a release of claims. In addition, he will receive a continuation of his medical and welfare benefits for a period of six months thereafter. If within one year after a change in control, we terminate Mr. Weissman without cause, he will be entitled to a lump sum payment equal to six months of his annual base salary in lieu of the salary continuation described above.

For purposes of the agreement (i) “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 10 days; and (ii) “good reason” is defined as a reduction in base salary; substantial diminution in Mr. Weissman’s duties, responsibilities or title, if uncured by us within 30 days of receipt of notice from Mr. Weissman; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive covenants.    The agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Weissman. These restrictions survive for a period of 12 months after Mr. Weissman’s resignation or termination, and in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

Executive compensation

Mardel A Graffy

We entered into a change in control severance agreement as of August 30, 2007 with Ms. Graffy. This agreement provides that if, within one year after a change in control, we terminate Ms. Graffy without cause, she will be entitled to a lump sum payment equal to six months of her annual base salary provided that Ms. Graffy delivers a release of claims. For purposes of the agreement, “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of her position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 10 days.

Hap R Hewes

We entered into an employment agreement as of March 29, 2004, a non-competition agreement as of April 6, 2005 and a severance agreement as of September 8, 2005 with Mr. Hewes, our senior vice president of sales and marketing. The key terms of these agreements are summarized below.

Term.    Mr. Hewes is considered an “employee at will” and either party may terminate the agreement on 30 days’ advance written notice.

Compensation.    Under the terms of his agreement, Mr. Hewes is entitled to a minimum annual base salary of $140,000 and an annual discretionary bonus of up to 40% of his base salary.

Severance terms.    Under the terms of the severance agreement, if Mr. Hewes is terminated by us without “cause” or if he resigns for “good reason”, he will receive, provided that Mr. Hewes delivers a release of claims, (i) a continuation of his annual base salary for six months thereafter, (ii) a bonus equal to two times the minimum bonus specified in our 2005 performance bonus plan, (iii) a continuation of his medical and welfare benefits for a period of 12 months thereafter, (iv) if the termination occurs within the second half of a vesting year, accelerated vesting of the options that would have vested at the end of such period, and (v) an extension of the exercise period of his options until the later of (a) two years after his termination and (b) the expiration date of the options.

For purposes of the severance agreement, (i) “cause” is defined as commission of a willful or grossly negligent act or the willful or grossly negligent omission to act, which is intended to cause or causes or is reasonably likely to cause material harm to us; commission or conviction of, or a plea of no contest to, any felony, crime or offense involving dishonesty or fraud or that is significantly injurious to us; breach of any material term of any agreement with us that remains uncured for 30 days following written notice; willful neglect of or continued failure to substantially perform, in any material respect, his duties or obligations to us, which neglect or failure continues for 30 days following written notice; or use or abuse of illegal drugs at any time or Mr. Hewes’ being under the influence of alcohol during any time in which he is required to perform his duties and obligations to us; and (ii) “good reason” is defined as the assignment to Mr. Hewes of duties materially inconsistent with his level of authority or responsibilities, or any other action by us that results in material diminution of his position, compensation, authority, duties or responsibilities; a breach by us of any material term of any agreement with Mr. Hewes that remains uncured for 30 days following written notice; a requirement that the primary business location of Mr. Hewes move more than 75 miles from his principal office location; or failure of a successor to substantially all of our business or assets to assume expressly, and agree to perform under the terms of, the severance agreement.

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Restrictive covenants.    The non-competition agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Hewes. These restrictions survive for a period of 36 months after Mr. Hewes’ resignation or termination; provided, however, that the restrictions will remain in effect after the termination of his employment only for so long as we are paying Mr. Hewes an amount equal to 50% of his annual base salary on a monthly basis.

Potential payments upon termination of employment

The table below shows the estimated amount of payments and benefits that we would provide to the named executive officers assuming that their employment was terminated as of December 31, 2007 by us without cause, including following a change in control, or by the officer with good reason. The table also shows the estimated amount of benefits that we would provide upon the occurrence of a change in control, as defined in the 2007 Stock Incentive Plan or the 2001 Equity Plan, as of December 31, 2007, if the named executive officer’s options were not assumed, or an equivalent right substituted, by the successor corporation.

	Cash severance				Continuation of medical and welfare benefits	Accelerated vesting of stock options(1)	Total benefits
	Salary continuation	Bonus	Lump sum
	(in dollars)
Raja M Parvez
Termination without cause	$—	$—	$286,000	(2)	$8,360	$0	$294,360
Termination for good reason	—	—	286,000	(2)	4,180	0	290,180
Termination following a change in control	—	—	286,000	(2)	8,360	0	294,360
Change in control(3)	—	—	—		—	1,760,768	1,760,768
William F Weissman
Termination without cause	100,000	—	—		4,180	2,912,324	3,016,504
Termination for good reason	100,000	—	—		4,180	2,913,324	3,016,504
Termination following a change in control	—	—	100,000		4,180	2,912,324	3,016,504
Change in control(3)	—	—	—		—	2,912,324	2,912,324
Mardel A Graffy
Termination without cause	—	—	—		—	—	—
Termination for good reason	—	—	—		—	—	—
Termination following a change in control	—	—	63,598		—	—	63,598
Change in control(3)	—	—	—		—	316,428	316,428
Hap R Hewes
Termination without cause	93,600	36,000	—		8,360	112,863	250,823
Termination for good reason	93,600	36,000	—		8,360	112,863	250,823
Termination following a change in control	93,600	36,000	—		8,360	112,863	250,823
Change in control(3)	—	—	—		—	2,316,254	2,316,254

(1)	The value of option vesting acceleration shown in the table above was calculated by multiplying the number of shares subject to each accelerated option by the difference between the fair market value of our common stock as of December 31, 2007 and the exercise price of the option. The fair market value of our common stock as of December 31, 2007 was $23.75.
(2)	Mr. Parvez’s severance payment is payable 50% on the date of termination and 50% on the date that is six months later.
(3)	Assumes stock options are not assumed, or equivalent rights substituted, by the successor corporation.

Executive compensation

Employee benefits plans

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan, or 2007 Plan, was adopted by our board of directors and approved by our stockholders in August 2007.

The 2007 Plan permits us to make grants of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares to our employees, directors and consultants and our parent and subsidiary corporation’s employees and consultants. These are referred to in the 2007 Plan as “awards.”

We reserved 2,307,692 shares of our common stock for the issuance of awards under the 2007 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Under certain circumstances, shares that are the subject of a previously-issued award can become available again for future grants under the 2007 Plan. As of December 31, 2007, 333,734 shares were awarded under the 2007 Plan.

Plan administration.    The 2007 Plan is administered by the compensation committee of the board of directors. The board of directors may appoint different committees to administer the 2007 Plan for different groups of persons eligible to receive awards. The board of directors may also delegate all or part of the committee’s duties to our chief executive officer, including the granting of awards, for awards to individuals other than (i) officers covered by Section 16 of the Exchange Act, (relating to certain reporting requirements and short-swing profits disgorgement provisions of the US securities laws), or (ii) our officers who are “covered employees” for purposes of Section 162(m) of the Code (relating to certain limitations on our federal income tax deduction for compensation paid to “covered employees”) (discussed below).

If the committee desires that the awards granted to our officers who are “covered employees” qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (Code Section 162(m) generally limits a company’s deduction for compensation paid to any covered employee to $1,000,000 annually, subject to certain exceptions, including an exception for “performance-based compensation”), the committee must be comprised of two or more directors who qualify as “outside directors” for purposes of Section 162(m) of the Code. If the committee desires that the grants of awards to our officers who are subject to Section 16 of the Exchange Act be exempt under Rule 16b-3 of the Exchange Act from application of the short-swing profits liability provisions of Section 16, the committee must be comprised of two or more directors who qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. If required by the rule of any stock exchange, the 2007 Plan will be administered by “independent directors”, as defined by any applicable rule.

The committee has full power and authority to select the eligible persons to whom awards will be granted, to make any combination of awards to the persons selected, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan.

Eligibility.    The committee may grant awards to our officers, employees, non-employee directors and consultants. However, incentive stock options may be granted only to employees. There are certain annual limits on the number or amount of awards that may be granted under the 2007 Plan. No awards covering more than 200,000 shares of common stock may be granted to any one individual during any

Executive compensation

single calendar year (including awards that are denominated with reference to our common stock that may be payable in cash). In addition, the maximum amount of awards denominated in cash (including awards that are denominated in cash that may be payable in shares of common stock) that may be granted to any one individual in any single year is $2,400,000.

Options.    Options to purchase our common stock may be granted under our 2007 Plan. The exercise price of options awarded under the 2007 Plan may not be less than the fair market value of our common stock on the date of the option grant. The term of each option may not exceed ten years from the date of grant. The committee will specify in the option agreement at what time or times each option may be exercised, including the period of time after disability, death, or other termination of employment during which options that have become exercisable may be exercised.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights.    Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The committee determines the terms of the stock appreciation rights granted, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock.    Restricted stock may be granted under our 2007 Plan. Restricted stock awards are shares of our common stock issued to an employee or other service provider that vest in accordance with terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee or other service provider. The committee may impose whatever conditions to vesting it determines to be appropriate and may grant restricted stock without requiring the payment of any purchase price. For example, the committee may set restrictions based on continuous employment and (or) the achievement of specific performance goals. Shares of restricted stock that do not vest are forfeited. Except as otherwise provided in the applicable restricted stock agreement, the recipient of a restricted stock award has all the rights of a stockholder of our common stock, including the right to vote shares and the right to receive any cash dividends.

Restricted stock units.    Our 2007 Plan also permits us to grant restricted stock units. A restricted stock unit is a contingent right to receive a share of our common stock in the future in accordance with terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee or other service provider and the conditions under which the restricted stock units will vest. The committee may impose vesting conditions based on continuous employment and (or) the achievement of specific performance goals. Restricted stock units that do not vest are forfeited.

Dividend equivalents may be granted with respect to restricted stock units under our 2007 Plan. A dividend equivalent entitles the recipient to an amount equal to the dividend payable on the shares underlying a grant of restricted stock units. Dividend equivalents are credited as additional restricted stock units as of the date on which a dividend on our common stock is paid and are subject to the same terms and conditions and to the same payment provisions as the restricted stock units to which they relate.

Performance awards.    Our 2007 Plan also permits us to grant performance awards. A performance award is a right to receive a payment that is contingent upon the attainment of one or more performance

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objectives established by the committee for a performance period. A performance award may be denominated in cash or in shares of our common stock. The committee will determine the number of performance awards granted to any employee or other service provider, the length of the performance period, the performance objectives, the formula for determining the amount earned under the performance award, any related forfeiture conditions, and any other terms and conditions that it determines to establish.

Bonus shares.    Our 2007 Plan also permits us to grant bonus shares to employees, directors and consultants. A bonus share is a grant of common stock to an employee, director or consultant without any payment from the recipient and without any restrictions, in recognition of past performance or as an incentive to become an employee or to provide services to us or any of our subsidiaries.

Non-transferability.    Our 2007 Plan does not allow for the transfer of restricted stock units and performance awards. Only the recipient of an option or stock appreciation right may exercise the option or stock appreciation right during his or her lifetime. A recipient of restricted stock may not transfer the restricted stock until the restrictions established by the committee in connection with the grant have lapsed. A recipient of bonus shares may not transfer the bonus shares until they have actually been delivered. The committee may impose any additional restrictions on the transfer of common shares delivered in payment of an award that it deems appropriate. The committee may approve exceptions to the transfer restrictions for restricted stock, option and stock appreciation right awards.

Designation of awards as performance-based compensation.    The committee may designate awards of restricted stock, restricted stock units or performance awards as intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. Awards so qualified are not subject to the $1,000,000 federal annual deduction limit that applies to compensation paid by a company to each of its “covered employees” (generally, a company’s chief executive officer and its four highest compensated executive officers). If the committee intends to qualify an award as performance-based compensation for purposes of Section 162(m) of the Code, additional requirements apply to such awards, including a requirement that only one or more of the performance factors set forth in the plan may constitute the performance objectives for the award. Additionally, the committee can have no discretion to increase the award above the amount payable under the award for any given level of performance. Stock options and stock appreciation rights will generally by their terms qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Cancellation and rescission.    The 2007 Plan also provides that unless the applicable award agreement provides otherwise, the committee may cancel any unvested, unexercised or unpaid award if the recipient is not in compliance with the terms of the award agreement and the 2007 Plan, or if the award recipient has engaged in any adverse conduct. In addition, the 2007 Plan provides that unless the applicable award agreement provides otherwise, for a period of two years following the exercise, payment or delivery of an award, the committee may rescind the award upon its determination that the recipient has engaged in adverse conduct prior to the delivery of the award or during the two-year rescission period.

Change in control.    Our 2007 Plan provides that in the event of our change in control, as defined in the 2007 Plan, each outstanding award will be treated as the committee determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the award recipient will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for performance

Executive compensation

awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. If an option or stock appreciation right is not assumed or substituted, the committee will provide notice to the award recipient that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the committee in its discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Prior to the issuance of any shares of common stock in settlement of an award under the 2007 Plan, the committee may require an award holder to satisfy conditions relating to the issuance of shares that the committee deems necessary.

Our 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2007 Plan, provided such action does not impair the rights of any participant.

The 2007 Plan is unfunded; any obligations relating to the 2007 Plan constitute unfunded, unsecured obligations of Rubicon.

2001 Equity Plan

Our 2001 Equity Plan, or 2001 Plan, was adopted by our board of directors on July 30, 2001 and approved by our stockholders on August 2, 2001. Our board of directors determined not to grant any additional awards under the 2001 Plan after the completion of our initial public offering on November 21, 2007. However, the 2001 Plan continues to govern the terms and conditions of the outstanding awards granted under it. As of December 31, 2007, options to purchase 1,366,381 shares of our common stock were issued and outstanding and 46,727 shares remained available for future awards under the plan. The 2001 Plan permitted us to make grants of incentive stock options, non-qualified stock options, and stock purchase rights. No stock purchase rights were ever granted under such plan.

Administrative committee.    The administrator of our 2001 Plan is either the board of directors or any of its committees or any delegate of the board or of the committee appointed by the board of directors. The 2001 Plan may be administered by different committees for different groups of person eligible to receive awards.

Options.    The exercise price of incentive stock options awarded under the 2001 Plan may not be less than the fair market value of our common stock on the date of the option grant. The term of each option may not exceed ten years from the date of grant. The Committee will specify in the option agreement at what time or times each option may be exercised, including the period of time after disability, death, or other termination of employment during which options that have become exercisable may be exercised.

Non-transferability.    Unless the administrator provides otherwise, our 2001 Plan does not allow for the transfer of options and only the recipient of an option may exercise the option during his or her lifetime.

Dissolution, liquidation, merger, reorganization or sale.    Our 2001 Plan provides for the following in the event of a dissolution, merger, reorganization or sale:

➢

In the event of any proposed dissolution or liquidation, the administrator may provide holders of outstanding options with a 10-day period in which to exercise all outstanding options and may provide for the lapse of any Company repurchase option right.

➢

In the event of any merger, consolidation or similar reorganization in which the outstanding options and stock purchase rights will not be assumed or an equivalent option or right is not substituted by the

Executive compensation

successor entity, the options and stock purchase rights will fully vest and become exercisable for a period of 15 days, after which, the unexercised options and stock purchase rights will terminate.

Prior to the issuance of any shares of common stock in settlement of an award under the 2001 Plan, the committee may require an award holder to satisfy conditions relating to the issuance of shares that the committee deems necessary.

Our 2001 Plan will automatically terminate in 2011, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend, or terminate the 2001 Plan, provided such action does not impair the rights of any participant.

The 2001 Plan is unfunded; any obligations relating to the 2001 Plan constitute unfunded, unsecured obligations of Rubicon.

Limitation on liability and indemnity

Our amended and restated certificate of incorporation contains provisions that limit or eliminate the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

➢	any breach of the director’s duty of loyalty to us or our stockholders;

➢	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

➢	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements and intend to continue to enter into agreements to indemnify our executive officers and directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding for which indemnification is available. We believe these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officer’s insurance.

The limitation of liability provisions in our amended and restated certificate of incorporation and the indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising

Executive compensation

under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Certain relationships and related party transactions

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION

We recognize that transactions between Rubicon and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct & Ethics (the “Code of Ethics”) which is administered by our audit committee. All employees and members of our board of directors agree to be bound by the Code of Ethics. As a supplement to the Code of Ethics, the audit committee adopted a policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which we are a party and in which a “related person” has a material interest. Related persons include our directors, director nominees, executive officers, beneficial owners of 5% or more of any class of our voting securities and members of their immediate families. The audit committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of the equity interests in that other company and (ii) certain compensation arrangements that have either been disclosed in our public filings with the SEC or approved by our compensation committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, executive officers and beneficial owners of 5% or more of any class of our voting securities. Potential related party transactions are first reviewed and assessed by our corporate secretary to consider the materiality of the transactions and then reported to the audit committee. If a related party transaction is identified during the year, it is reported promptly to the audit committee. The audit committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the audit committee determines that it is in, or is not inconsistent with, our best interests and those of our stockholders and is in compliance with the Code of Ethics.

The following related party transactions have been ratified by the audit committee in accordance with the policy described above. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Private placements of securities

From January 2005 through December 2006, we issued certain series of preferred stock to investors and exchanged certain series of preferred stock for other series of preferred stock. Such transactions, including the original issuances of securities exchanged by the investors, are described as follows:

➢	In June 2005, we issued and sold an aggregate of 6,123,619 shares of our Series D preferred stock at a price per share of approximately $0.83, for an aggregate purchase price of $5,000,000.

➢

From December 2005 through December 2006, we issued and sold an aggregate of 46,681,517 shares of our Series E preferred stock at a price per share of approximately $0.28 and warrants to purchase 6,790,802 shares of Series E preferred stock, for an aggregate purchase price for the shares and warrants of approximately $13,088,133.

➢

Simultaneously with the sale and issuance of the Series E preferred stock in December 2005, 14,001,191 shares of our Series B preferred stock were exchanged for 14,001,191 shares of Series B-2 preferred stock; 12,693,013 shares of our Series C preferred stock were exchanged for 12,693,013

Certain relationships and related party transactions

shares of Series C-2 preferred stock, 5,258,432 shares of Series D preferred stock were exchanged for 5,258,432 shares of Series D-2 preferred stock and warrants to purchase 647,379 shares of Series B preferred stock were amended to provide for the purchase of 647,379 shares of Series B-2 preferred stock.

All of our outstanding shares of preferred stock automatically converted into shares of common stock immediately prior to the closing of our initial public offering on November 21, 2007.

The following table summarizes the above described issuances of our preferred stock and warrants to purchase preferred stock by our directors, executive officers, entities affiliated with such persons and holders of more than 5% of any class of our outstanding voting securities:

Purchaser		Series D and Series D-2 preferred stock	Series E preferred stock and warrants
Funds affiliated with Cross Atlantic Capital Partners(1)(2)	Shares purchased	3,256,147	39,367,388	(3)
	Amount paid	$2,685,130	$10,069,503

Funds affiliated with Gazelle TechVentures(1)(4)	Shares purchased	438,347	6,656,352	(5)
	Amount paid	$364,355	$1,666,509

Funds affiliated with KB Partners(6)	Shares purchased	507,205	1,958,995
	Amount paid	$415,565	$549,694

Michael E Mikolajczyk(1)(7)	Shares purchased	60,153	130,285
	Amount paid	$50,000	$36,556

(1)	In December 2005, certain of the issued and outstanding Series D preferred stock were exchanged, on a one-for-one basis, into shares of Series D-2 preferred stock.
(2)	Donald R Caldwell, a member of our board of directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc., the appointed “investment manager” for Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and The Co-Investment 2000 Fund, L.P., the purchasers of the securities shown in the table above. Mr. Caldwell and Brian Adamsky, a former member of our board of directors, are sometimes identified as managing directors of Cross Atlantic Technology Fund, L.P. Mr. Caldwell is also a limited partner of Cross Atlantic Technology Fund, L.P. and a limited partner of its general partner. Messrs. Caldwell and Adamsky are limited partners of the general partner of Cross Atlantic Technology Fund II, L.P. and are sometimes identified as managing directors of Cross Atlantic Technology Fund II, L.P. Mr. Caldwell is a limited partner of the general partner of The Co-Investment 2000 Fund, L.P. and Messrs. Caldwell and Adamsky are sometimes identified as managing directors of The Co-Investment 2000 Fund, L.P.
(3)	Includes warrants to purchase 267,826 shares of common stock (previously exercisable for 3,481,777 shares of Series E preferred stock).
(4)	Don N Aquilano, the chairman of our board of directors, is the managing director and president of Gazelle Tech Ventures, Inc., the manager of the general partner of Gazelle Tech Ventures, L.P. and the Gazelle Co-Investment Fund, L.P., the purchasers of the securities shown in the table above.
(5)	Includes warrants to purchase 55,144 shares of common stock (previously exercisable for 716,932 shares of Series E preferred stock).
(6)	Byron A Denenberg, a former member of our board of directors, is a partner of KB Partners Venture Fund II, L.P. and KB Partners Affiliates Fund II, L.P., the purchasers of the securities shown in the table above.
(7)	Mr. Mikolajczyk is a member of our board of directors.

Certain relationships and related party transactions

Registration rights agreement

We have granted registration rights to holders of our preferred stock pursuant to an amended and restated registration rights agreement, dated November 2005. See “Description of capital stock—Registration rights.”

Stockholders agreements

We entered into certain stockholders agreements dated June 2005 and November 2005, each of which automatically terminated upon the closing of our initial public offering in November 2007. Pursuant to these agreements, the holders of a majority of: (1) our Series A preferred stock had the right to designate one member to our board of directors; (2) our Series B preferred stock had the right to designate two members to our board of directors; (3) our Series C and Series D preferred stock, voting together, had the right to designate one member to our board of directors; (4) all series of preferred stock, voting together, had the right to designate two members to our board of directors; and (5) our common stock had the right to designate one member to our board of directors.

Stock purchase agreements

In connection with our private placements of securities, we entered into various stock purchase agreements with our investors, each of which automatically terminated upon the closing of our initial public offering in November 2007. Under the terms of the purchase agreements for the Series B, Series C, Series D and Series E preferred stock, any investor holding at least 250,000 shares of a series of preferred stock had the right to designate one representative to attend any meeting of our board of directors as an observer and that representative was entitled to receive notices, proposed written consents of the board of directors and board meeting materials in the same manner as the members of our board of directors.

Voting agreements

As of August 29, 2007, certain of our stockholders entered into two voting agreements related to the rights to designate members of our board of directors. One voting agreement was among KB Partners Venture Fund II, L.P, (the “KB Fund”) and the other holders of our Series B preferred stock (the “KB Voting Agreement”). The other voting agreement was among Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P. and the other holders of each series of our preferred stock. The KB Voting Agreement provided that KB Fund had the right to designate a representative to attend our board meetings as an observer prior to, and after completion of, our initial public offering. KB Fund relinquished its right to have a representative attend our board meetings on March 13, 2008. Other than KB Fund’s right to designate a representative to attend our board meetings as an observer after completion of our initial public offering, these voting agreements automatically terminated upon the closing of our initial public offering.

Employment and severance arrangements with executive officers

We have entered into employment and severance arrangements with our executive officers as described under the caption “Executive compensation—Employment and severance arrangements.”

Indemnification agreements

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. For a description of these agreements, see “Executive compensation—Limitation on liability and indemnity.”

Certain relationships and related party transactions

Facility lease

We lease one of our manufacturing and office facilities from Radion Mogilevsky and his wife, Nanette Mogilevsky. The lease expires on July 31, 2010. The rent under the lease is currently $11,236 per month and is subject to annual increases of six percent on each August 1st during the lease term. We have a right of first refusal under the lease to purchase the facility if the Mogilevskys receive a purchase offer that they wish to accept from an unrelated third party. Mr. Mogilevsky held greater than 5% of the outstanding shares of our common stock prior to the completion of our initial public offering, but upon completion of that offering Mr. Mogilevsky’s holdings were no longer greater than 5% of the outstanding shares of our common stock.

Principal and selling stockholders

Unless otherwise noted, the following table sets forth, as of April 22, 2008, the beneficial ownership of our common stock by:

➢	each person that is a beneficial owner of 5% of more of our outstanding shares of common stock;

➢	each of our named executive officers;

➢	each of our directors;

➢	all of our executive officers and directors as a group; and

➢	all selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 22, 2008 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 20,693,965 shares of common stock outstanding as of April 22, 2008 and, for purposes of the percentage of beneficial ownership after the offering, after giving effect to certain option exercises as noted below. The selling stockholders have granted the underwriters an option to purchase up to 592,500 additional shares of our common stock to cover overallotments, if any, and the table below assumes no exercise of that option, except as described in footnote “†.” Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o Rubicon Technology, Inc., 9931 Franklin Avenue, Franklin Park, Illinois 60131.

Principal and selling stockholders

	Shares beneficially owned prior to the offering			Number of shares offered(†)	Shares beneficially owned after the offering
Name of beneficial owner	Number		Percent		Number		Percent
Affiliates, 5% stockholders and others:
Cross Atlantic Technology Fund, L.P.(1)(2)	986,852		4.77%	243,901	742,951		3.54%
Cross Atlantic Technology Fund II, L.P.(1)(3)	3,445,512		16.55%	851,558	2,593,954		12.30%
The Co-Investment 2000 Fund, L.P.(1)(4)	3,877,781		18.59%	958,393	2,919,388		13.82%
Gazelle TechVentures, Inc.(5)	2,201,542		10.59%	544,117	1,657,425		7.87%
BCG, Inc.; BAMCO; BSC and Ronald Baron(6)	1,200,000		5.80%	—	1,200,000		5.73%
FMR LLC(7)	1,895,063		9.16%	—	1,895,063		9.04%
KB Partners Funds(8)	1,374,248		6.64%	618,411	755,837		3.61%
Adams, Harkness & Hill Entrepreneur’s Fund, LP(9)	54,691		*	54,691	—		—
Adams, Harkness & Hill Technology Ventures 1A, LP +(10)	269,586		1.30%	269,586	—		—
Adams, Harkness & Hill Technology Ventures, LP(11)	125,432		*	125,432	—		—

Executive officers and directors:
Raja M Parvez(12)	425,828		2.02%	150,000	275,828		1.30%
William F Weissman(13)	15,384		*	—	15,384		*
Hap R Hewes(14)	59,614		*	39,807	19,807		*
Don N Aquilano(15)	2,201,542		10.59%	544,117	1,657,425		7.87%
Donald R Caldwell(16)	8,317,245		39.61%	2,053,852	6,263,393		29.46%
Gordon Hunter(17)	29,271		*	—	29,271		*
Michael E Mikolajczyk(18)	97,015		*	—	97,015		*
Raymond J Spencer	9,200		*	—	9,200		*
All executive officers and directors as a group	11,155,099	(19)	51.57%	2,787,776	8,367,323	(20)	38.55%

Other selling stockholders:
Michael Connolly	3,405		*	3,405	—		—
Mark L Gordon Estate, 23-44732(21)	17		*	17	—		—
River Cities Capital Fund II, Limited Partnership(22)	827		*	827	—		—
River Cities SBIC III, L.P.(23)	3,495		*	3,495	—		—
Mark E and Debbie L Siefertson	7,244		*	7,244	—		—
Mitchell Tyson	2,615		*	2,615	—		—
The Parvez Family 2007 Irrevocable Trust, dated September 26, 2007(24)	200,000		*	75,000	125,000		*
Philip P McGuigan(25)	1,501		*	1,501	—		—

*	Represents less than 1% of the outstanding shares of common stock.

(footnotes on following page)

Principal and selling stockholders

Notes:

(1)	Cross Atlantic Technology Fund, L.P. (“Cross Atlantic Technology Fund”), Cross Atlantic Technology Fund II, L.P. (“Cross Atlantic Technology Fund II”) and The Co-Investment 2000 Fund, L.P. (the “Co-Investment Fund”) are limited partnerships in the business of venture capital investing. Each of these funds has appointed Cross Atlantic Capital Partners, Inc. as its investment manager. Donald R Caldwell, a member of our board of directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc. The address for each of these entities is Five Radnor Corporate Center, Suite 555, 100 Matsonford Road, Radnor, Pennsylvania 19087.
(2)	Represents 979,390 shares of common stock beneficially owned by Cross Atlantic Technology Fund and warrants to purchase 7,462 shares of our common stock, which are immediately exercisable. XATF Management, L.P. (“XATF Management”) is the general partner of Cross Atlantic Technology Fund. Cross Atlantic Capital Partners, Inc. is the general partner of XATF Management. Mr. Caldwell, Gerry McCrory, Brian Adamsky, Richard Fox, Frederick Tecce and Hazel Cameron are officers of Cross Atlantic Capital Partners, Inc., are sometimes identified as managing directors of Cross Atlantic Technology Fund and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund.
(3)	Represents 3,317,509 shares of common stock beneficially owned by Cross Atlantic Technology Fund II and warrants to purchase 128,003 shares of common stock, which are immediately exercisable. XATF Management II, L.P. (“XATF Management II”) is the general partner of Cross Atlantic Technology Fund II. Cross Atlantic Capital Partners II, Inc. is the general partner of XATF Management II. Mr. Caldwell is a director, shareholder and officer of Cross Atlantic Capital Partners II. Gerry McCrory, Brian Adamsky, Richard Fox, Frederick Tecce and Hazel Cameron are officers of Cross Atlantic Capital Partners II, and together with Mr. Caldwell, are sometimes identified as managing directors of Cross Atlantic Technology Fund II and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund II.
(4)	Represents 3,709,026 shares of common stock beneficially owned by The Co-Investment Fund and warrants to purchase 168,755 shares of common stock, which are immediately exercisable. The general partner of The Co-Investment Fund is Co-Invest Management, L.P. (“Co-Invest Management”). Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) is the general partner of Co-Invest Management. Donald R Caldwell is a shareholder, director and officer of Co-Invest Capital. Messrs. Adamsky, Fox, McCrory and Tecce and Ms. Cameron are officers of Co-Invest Capital and Messrs. Caldwell, Fox and Tecce are sometimes identified as managing directors of The Co-Investment Fund. Messrs. Caldwell, Adamsky, Fox, McCrory and Tecce and Ms. Cameron may be deemed to share voting and investment power with respect to all shares held by The Co-Investment Fund.
(5)	Includes 2,013,405 shares of common stock beneficially owned by Gazelle TechVentures Fund, L.P. and 95,709 shares of common stock beneficially owned by Gazelle Co-Investment Fund, L.P. (collectively, the “Gazelle Funds”). Includes warrants to purchase 88,237 shares of common stock, which are held by Gazelle TechVentures Fund, L.P. and are immediately exercisable and warrants to purchase 4,191 shares of common stock, which are held by Gazelle Co-Investment Fund, L.P. and are immediately exercisable. Gazelle TechVentures Fund, L.P. has agreed to sell 519,426 shares of its common stock and Gazelle Co-Investment Fund, L.P. has agreed to sell 24,691 shares of its common stock in the offering. Don N Aquilano, the chairman of our board, is the managing director and president of Gazelle TechVentures, Inc., the manager of Monument Technology Partners, LLC, which is the general partner of the Gazelle Funds. Mr. Aquilano may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by the Gazelle Funds. The address for the Gazelle Funds is: Gazelle TechVentures, Inc., 11611 North Meridian Street, Suite 310, Carmel, Indiana 46032, Attention: Don N Aquilano.

(footnotes continued on following page)

Principal and selling stockholders

(6)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed on February 12, 2008 (the “Baron 13G”), with the SEC by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Small Cap Fund (“BSC”) and Ronald Baron with respect to ownership of shares of our common stock. The Baron 13G reflects that BCG, BAMCO, BSC and Ronald Baron each have shared voting power and shared dispositive power with respect to 1,200,000 shares of common stock. BAMCO is a subsidiary of BCG and an investment adviser registered under Section 205 of the Investment Advisers Act of 1940. Ronald Baron owns a controlling interest in BCG. BSC is an investment company registered under Section 8 of the Investment Company Act of 1940 and an investment advisory client of BAMCO. Each of BCG and Ronald Baron disclaim beneficial ownership of such shares of common stock held by their controlled entities (or the investment advisory clients thereof). BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates. The address of each of these beneficial owners is: 767 Fifth Avenue, New York, New York 10153.
(7)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed on February 14, 2008 (the “FMR 13G”), with the SEC by FMR LLC with respect to ownership of shares of our common stock. The FMR 13G reflects that FMR LLC and Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositve power with respect to 1,895,063 shares of our outstanding common stock as a result Fidelity of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including Fidelity Growth Company Fund (“FGCF”), which holds 1,582,663 shares of common stock. Edward C Johnson 3d, Chairman of FMR LLC, and members of his family, through their direct and indirect ownership of shares of FMR LLC and the execution of certain voting agreement among FMR LLC shareholders may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC, Fidelity and FGCF is: 82 Devonshire Street, Boston Massachusetts 02109.
(8)	Includes 1,333,069 shares of common stock beneficially owned by KB Partners Venture Fund II, L.P., of which 14,904 shares of common stock were acquired as the result of the net exercise on April 8, 2008 of warrants to purchase 19,922 shares of common stock. Includes 41,179 shares of common stock beneficially owned by KB Partners Affiliates Fund II, L.P., of which 469 shares of common stock were acquired as a result of the net exercise on April 8, 2008 of warrants to purchase 628 shares of common stock. (KB Partners Venture Fund II, L.P. and KB Partners Affiliates Fund II, L.P. collectively referred to herein as the “KB Partners Funds”). KB Partners Venture Fund II, L.P. has agreed to sell 599,881 shares of its common stock and KB Partners Affiliates Fund II, L.P. has agreed to sell 18,530 shares of its common stock in the offering. Voting and investment power over the shares and warrants beneficially owned by KB Partners Funds is shared equally among four partners, Byron A Denenberg, Keith D Bank, Robert A Garber and Robert M Zieserl. Messrs. Denenberg, Bank, Garber and Zieserl disclaim beneficial ownership of the shares held by the KB Partners Funds, except to the extent of their proportionate pecuniary interests therein. The address for the KB Partners Funds is: KB Partners, LLC, 1101 Skokie Blvd., Suite 260, Northbrook, Illinois 60062, Attention: Byron Denenberg.
(9)	Includes 3,759 shares of common stock which were acquired as the result of the net exercise on March 24, 2008 of warrants to purchase 4,318 shares of common stock. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by Adams, Harkness & Hill Entrepreneurs Fund, LP (“AHHEF”). Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Venture Partners, L.P. (the “GPLP”), the general partner of AHHEF. The GPLP is a 1% general partner of AHHEF, and holds an indeterminate interest in AHHEF, based upon AHHEF performance. The partnership

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Principal and selling stockholders

interests of AHTG are held by employees and former employees of Canaccord Adams Inc., a FINRA member and underwriter in this offering. Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”) is a limited partner of the GPLP. AHAM also holds 50% of the 1% general partner of GPLP. The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. The address for AHHEF is c/o Thomas R Palmer, 99 High Street, Boston, MA 02110.

(10)	Includes 18,784 shares of common stock which were acquired as the result of the net exercise on March 24, 2008 of warrants to purchase 21,576 shares of common stock. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by Adams, Harkness & Hill Technology Ventures 1A, LP (“ATVIA”). Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Venture Partners, L.P. (the “GPLP”), the general partner of ATVIA. The GPLP is a 1% general partner of ATVIA, and holds an indeterminate interest in ATVIA, based upon ATVIA performance. The partnership interests of AHTG are held by employees and former employees of Canaccord Adams Inc., a FINRA member and underwriter in this offering. Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”) is a limited partner of the GPLP. AHAM also holds 50% of the 1% general partner of GPLP. The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. The address for ATVIA is c/o Thomas R Palmer, 99 High Street, Boston, MA 02110.
(11)	Includes 8,738 shares of common stock which were acquired as the result of the net exercise on March 24, 2008 of warrants to purchase 10,037 shares of common stock. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by Adams, Harkness & Hill Technology Ventures, LP (“AHHTV”). AHH Fund Investors 7, LLC (“AHH FI 7”) is a limited partner of AHHTV, and holds approximately 23% of the outstanding limited partnership interests of AHHTV. The membership interests of AHH FI 7 are held by (i) employees and former employees of Canaccord Adams Inc., a FINRA member and underwriter in this offering, and (ii) Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”). The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Ventures Partners, L.P., the general partner of AHHTV (the “GPLP”). The GPLP is a 1% general partner of AHHTV, and holds an indeterminate interest in AHHTV, based on AHHTV performance. The partnership interests of AHTG are held by employees and former employees of Canaccord Adams Inc. AHAM is a limited partner of AHHTV, and holds approximately 42% of the outstanding limited partnership interests of AHHTV. AHAM is a limited partner of the GPLP, and also holds 50% of the outstanding equity interests of the 1% general partner of the GPLP. The address for AHHTV is c/o Thomas R Palmer, 99 High Street, Boston, MA 02110.
(12)	Beneficial ownership prior to this offering represents options to purchase 425,828 shares of common stock, which are immediately exercisable.
(13)	Represents an option to purchase 15,384 shares of common stock, which is exercisable within 60 days of April 22, 2008.
(14)	Beneficial ownership prior to this offering represents an option to purchase 59,614 shares of common stock, which is exercisable within 60 days of April 22, 2008.
(15)	Represents shares held by the Gazelle Funds. See footnote (7) above for a description of Mr. Aquilano’s relationship with the Gazelle Funds.
(16)	Represents 7,100 shares of common stock. Also represents shares held by Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P. See footnotes (1) through (4) above for a description of the relationship among Mr. Caldwell and Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P.

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Principal and selling stockholders

(17)	Represents 1,508 shares of common stock and an option to purchase 27,763 shares of common stock, which is exercisable within 60 days of April 22, 2008.
(18)	Represents 86,346 shares of common stock. Includes an option to purchase 9,903 shares of common stock held by Michael Mikolajczyk and an option to purchase 66 shares of common stock held by his son, Mark Mikolajczyk, each of which are exercisable within 60 days of April 22, 2008. Includes 700 shares of common stock held by Mark Mikolajczyk. Michael Mikolajczyk disclaims beneficial ownership of the common stock and the shares underlying the common stock option held by Mark Mikolajczyk.
(19)	Includes 10,219,893 shares of common stock which are beneficially owned by our named executive officers and directors, warrants to purchase 396,648 shares of our common stock, which are exercisable within 60 days of April 22, 2008 and options to purchase 538,558 shares of our common stock, which are exercisable within 60 days of April 22, 2008.
(20)	Includes 7,582,278 shares of common stock which are beneficially owned by our named executive officers and directors, warrants to purchase 396,648 shares of our common stock, which are exercisable within 60 days of April 22, 2008 and options to purchase 348,751 shares of our common stock, which are exercisable within 60 days of April 22, 2008.
(21)	Alan Rutkoff, as executor of the estate of Mark Gordon, has the power to vote and dispose of the shares owned by Mark L Gordon Estate, 23-44732. Mr. Gordon was a partner in two law firms, Gordon & Glickson LLC and McGuireWoods LLP, which firms served as our counsel during the past three years.
(22)	R. Glen Mayfield has the power to vote and dispose of the shares owned by River Cities Capital Fund II, Limited Partnership. The address for River Cities Capital Fund II, Limited Partnership is 221 East 4th Street, Suite 2400, Cincinnati, OH 45202.
(23)	R. Glen Mayfield has the power to vote and dispose of the shares owned by River Cities SBIC III, L.P. The address for River Cities SBIC III, L.P. is 221 East 4th Street, Suite 2400, Cincinnati, OH 45202.
(24)	Beneficial ownership prior to this offering represents an option to purchase 200,000 shares of common stock held by The Parvez Family 2007 Irrevocable Trust, dated September 26, 2007, which is exercisable within 60 days of April 22, 2008.
(25)	Mr. McGuigan was a partner in two law firms, Gordon & Glickson LLC and McGuireWoods LLP, which firms served as our counsel during the past three years.
(†)	Certain of the selling stockholders have granted the underwriters the option to purchase an aggregate of 592,500 shares to cover overallotments. The selling stockholders named in the table below have granted the underwriter the option to purchase the number of shares shown next to their names. If the option to purchase additional shares were exercised in full, the individuals would beneficially own the number and percentage of shares of our common stock shown in the table below:

Name of selling stockholder	Shares subject to option to purchase additional shares	Number of shares beneficially owned following offering if option to purchase additional shares is exercised
		Number	Percent
Cross Atlantic Technology Fund, L.P.	23,303	719,648	3.41%
Cross Atlantic Technology Fund II, L.P.	81,361	2,512,593	11.83%
The Co-Investment 2000 Fund, L.P.	91,568	2,827,820	13.29%
Gazelle TechVentures Fund, L.P.	127,771	1,454,445	6.86%
Gazelle Co-Investment Fund, L.P.	6,073	69,136	*
KB Partners Affiliates Fund II, L.P.	4,118	18,531	*
KB Partners Venture Fund II, L.P.	133,306	599,882	2.84%
The Parvez Family 2007 Irrevocable Trust, dated September 26, 2007	125,000	—	—